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                                                                    EXHIBIT 99.2

                           [OSI PHARMACEUTICALS LOGO]

         OSI Pharmaceuticals Reports First Quarter Financial Results
                   - Company Updates Investors on OSI-774 -


         UNIONDALE, N.Y., Feb. 13 /PRNewswire/ -- OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) today announced its financial results for the first quarter of fiscal 2001, ended December 31, 2000. The key financial event for the quarter was the closing of a major public offering of the Company's common stock at $70 per share with gross proceeds, including the exercise of an over-allotment option, totaling $431 million. OSI increased its research and development expenses to $10.6 million, up from $8.1 million in the prior year period. Revenues for the quarter were $5.7 million, compared to $9.9 million for the prior year period. The Company reported a net loss of $5.6 million (or $0.18 per share), for the first quarter of 2001 compared to a net income of $3.5 million in the prior year period.

         The decreases in revenues and earnings are related to two one-time events in the prior year period, a $3.7 million gain arising from the sale of the Company's diagnostics assets to The Bayer Corporation and a $3.5 million technology access fee paid by Tanabe Seiyaku Co., Ltd. upon the initiation of a collaboration in diabetes. First quarter revenues and earnings were also impacted by the recognition of the Tanabe technology access fee over the four year term of the collaboration. Under the SEC's Staff Accounting Bulletin No. 101, effective October 1, 2000, the Company changed its accounting for non-refundable, upfront fees received under collaborative research and development contracts. Such fees had previously been recognized when received, but will now be recognized over the term of the agreement. Thus a one-time charge of $2.6 million offset by prorated revenues of $200,000, has been recorded in the first quarter of 2001.

         "Our successful financing will enable us to increase our level of investment in our proprietary discovery and development programs and continue our evolution away from a business model focused on partner funded research collaborations," stated Colin Goddard, Ph.D., Chairman and Chief Executive Officer of OSI.


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         OSI completed the research funding phase of both the Aventis
Pharmaceuticals Inc. and Solvay Pharmaceuticals, B.V. collaborative programs. These partners will continue the development of several late-stage, pre-clinical candidates resulting from the collaborations in the cholesterol lowering, asthma and cardiovascular areas, while OSI will receive royalties on products which may arise from these programs. The Company will also complete the research funding phase of its cancer alliance with Pfizer Inc. in March 2001. This program to date has produced OSI-774, OSI's lead anti-cancer drug candidate which is designed to inhibit the epidermal growth factor receptor (EGFR) and is currently in Phase II clinical trials, along with an anti-cancer drug candidate targeting the ras oncogene and an anti-angiogenesis compound which inhibits the vascular endothelial growth factor receptor (VEGFR) both in Phase I clinical trials. Pfizer will continue the development of these Phase I programs and other drug candidates while OSI will receive royalties on products arising from these programs. The successful conclusion of this collaboration will allow OSI to use its cancer discovery resources and technology for the continued development of its proprietary oncology franchise. OSI will continue the funded R&D collaboration with Pfizer in the area of cosmeceuticals.

         OSI-774 Program

         The Company also updated investors on the progress of its OSI-774 development program. Together with its partners, Genentech Inc. (NYSE: DNA) and Roche, OSI has been formulating a global development plan for OSI-774. The alliance partners intend to initially pursue the development of the product in all of the major tumor markets, including non-small cell lung cancer (NSCLC), in which the alliance will focus on front-line combination approaches. Additional programs directed toward unmet clinical needs in refractory solid tumor indications will also be conducted. Moving forward, the Company intends to update investors on this program as studies are initiated and data reported.

         "Our co-development alliance with Genentech and Roche is off to a great start," commented Dr. Goddard. "We are delighted with the quality and commitment of the development teams on the OSI-774 program and the speed and focus with which a comprehensive development program is coming together."

         The Company also announced that OSI-774 has been accepted by the National Cancer Institute (NCI) for development through their Cancer Therapy Evaluation Program (CTEP). Recommendations for proposals for NCI sponsored studies in glioma, head and neck, hepatobiliary, gastro-esophageal junction, endometrial, cervical, ovarian, and renal carcinomas have been issued.

         The Company informed investors that it anticipates presenting data on its current Phase II program at this year's American Society of Clinical Oncologists (ASCO) meeting in San Francisco from May 12-15, 2001. Studies were conducted in NSCLC, head and neck and ovarian cancers, that examined the use of OSI-774 as a single agent in advanced, refractory patients. Intermediate data on the two main studies, a 56 patient study in NSCLC and a 113 patient study in head and neck cancer was presented at the European Organization for the Research and Treatment of Cancer (EORTC) meeting in November 2000. The drug has been generally well tolerated in all indications with an acneiform rash being the most prevalent of reported side effects. Forty-eight percent of the lung cancer patients had either stabilization of their disease or a partial response (6 with partial responses) and 42% of the 78 evaluable patients in the head and neck cancer study had either disease stabilization or partial response (10 with partial responses). The Company also stated that initial summary data of the smaller 34 patient ovarian study showed encouraging indications of activity. Scans taken at eight weeks indicated 3 of 30 evaluable patients with partial responses and 15 of 30 patients with stable disease. Data documenting the duration of responses was only available for 2 of the patients with partial responses and 3 with stable disease. Detailed updates on all three trials will be presented at the ASCO session.

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         OSI Pharmaceuticals is a leading biopharmaceutical company with a substantial portfolio of product opportunities for commercialization with the pharmaceutical industry. OSI's research programs are focused in the areas of cancer therapeutics, respiratory diseases, diabetes, and cosmeceuticals. OSI utilizes a comprehensive drug discovery and development capability to facilitate the rapid and cost-effective discovery and development of novel, small molecule compounds against more than 40 gene targets.

         Additional information on OSI Pharmaceuticals is available on the World Wide Web at http://www.osip.com.

         This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, uncertainties related to the identification of lead compounds, the successful pre-clinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.

    OSI Pharmaceuticals, Inc. and Subsidiaries
    Selected Financial Information

    Condensed Consolidated Income Statements

                                                   Quarter Ended December 31,
                                                   2000                 1999
Revenues
 Collaborative program revenues,
  principally from related parties             $  5,268,416       $  5,999,084
 Technology access fee                              218,750          3,500,000
 Sales of products and services                      84,193            254,163
 Other research revenues                             48,595             90,458
 License revenues                                    75,000             25,000
  Total revenues                                  5,694,954          9,868,705
Expenses
 Research and development                        10,570,574          8,111,482
 Production and service costs                       129,365            221,739
 Selling, general and administrative              2,950,133          2,136,650
 Amortization of intangibles                        185,473            313,341
  Total expenses                                 13,835,545         10,783,212

  Loss from operations                         $ (8,140,591)      $   (914,507)

Other income (expense):
 Net investment income                            5,139,524            723,722
 Other expense - net                                (20,648)           (39,333)
 Gain on the sale of diagnostics business                --          3,745,844

Net (loss) income before cumulative
 effect of accounting change                   $ (3,021,715)      $  3,515,726

Cumulative effect of the change in
 accounting for the
 recognition of upfront fees                     (2,625,000)                --

Net (loss) income                              $ (5,646,715)      $  3,515,726


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
Net (loss) income per share:
 Basic:
  Before cumulative effect of
   accounting change                           $      (0.10)      $       0.16
  Cumulative effect of accounting change       $      (0.08)               $--
  After cumulative effect of
   accounting change                           $      (0.18)      $       0.16

 Diluted:
  Before cumulative effect of
   accounting change                           $      (0.10)      $       0.16
  Cumulative effect of accounting change       $      (0.08)               $--
  After cumulative effect of
   accounting change                           $      (0.18)      $       0.16

Weighted average number of shares
 of common stock outstanding:
  Basic                                          31,403,369         21,559,280
  Diluted                                        31,403,369         22,158,035

Pro forma information:
 Net (loss) income, assuming cumulative
  effect of accounting change is applied
  retroactively                                $ (3,021,715)      $    234,476
 Basic (loss) income per share                 $      (0.10)      $       0.01
 Diluted (loss) income per share               $      (0.10)      $       0.01

    Condensed Consolidated Balance Sheet         December 31,      September 30,
                                                    2000              2000
       Cash and short-term investments         $ 486,799,551      $ 85,064,671

       Total assets                            $ 501,331,160      $ 99,776,008

       Total stockholders' equity              $ 491,470,785      $ 89,881,629

SOURCE     OSI Pharmaceuticals, Inc.
  -0-           02/13/2001

     /CONTACT: Kathy Galante, Corporate Communications of OSI Pharmaceuticals, Inc., 516-222-0023, kgalante@osip.com; Investors - Ethan Denkensohn, Media - Justin Jackson or Kathy Jones, Ph.D., all of Burns McClellan, 212-213-0006, for OSI Pharmaceuticals, Inc./

/Web site:  http://www.osip.com/
(OSIP)